Exhibit 5.5

[Letterhead of Reinhart Boerner Van Deuren s.c.]
October 18, 2002

JohnsonDiversey, Inc.
8310 16th Street
Sturtevant, WI 53177-0902

Jones, Day, Reavis & Pogue
77 West Wacker Drive
Chicago, IL 60601-1692

Ladies and Gentlemen:

We have acted as counsel to U S Chemical Corporation, a Wisconsin corporation (“U S Chemical”), and Johnson Polymer, LLC, a Wisconsin limited liability company which was Johnson Polymer, Inc., a Wisconsin corporation prior to its conversion (the “Conversion”) to a limited liability company under Wisconsin law effective October 1, 2002 (“Johnson Polymer” and, collectively with U S Chemical, the “Wisconsin Guarantors”), in connection with the execution and delivery by the Wisconsin Guarantors of the following documents:

1.    The Wisconsin Guarantors’ Guarantee, dated as of May 3, 2002 (the “Dollar Guarantee”) of the U.S. $300,000,000 Series A and Series B 9.625% Senior Subordinated Notes due 2012 (for Series A, the “Outstanding Dollar Notes” and for Series B, the “Exchange Dollar Notes”); and

2.    The Wisconsin Guarantors’ Guarantee, dated as of May 3, 2002 (the “Euro Guarantee” and, collectively with the Dollar Guarantee, the “Guarantees”) of €225,000,000 Series A and Series B 9.625% Senior Subordinated Notes due 2012 (for Series A, the “Outstanding Euro Notes” and for Series B, the “Exchange Euro Notes”).

The Outstanding Dollar Notes were, and the Exchange Dollar Notes will be, issued under an indenture (the “Dollar Indenture”), dated as of May 3, 2002, among JohnsonDiversey, Inc., a Delaware corporation (the “Company”), the guarantors identified therein and BNY Midwest Trust Company, as trustee. The Outstanding Euro Notes were, and the Exchange Euro Notes will be, issued under an indenture (the “Euro Notes Indenture” and, together with the Dollar Notes Indenture, the “Indentures”), dated as of May 3, 2002, among the Company, the guarantors identified therein and The Bank of New York, as trustee.

In rendering this opinion, we have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion. As to various questions of fact material to our opinion, we have, without investigation, relied upon certificates of officers of the Wisconsin Guarantors and of state officials. In rendering this opinion we have assumed the

JohnsonDiversey, Inc.
Jones, Day, Reavis & Pogue
October 18, 2002

genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed.

Based on the foregoing, and upon such additional investigation as we have deemed necessary, it is our opinion that:

1.    Based solely on certificates of status from the State of Wisconsin Department of Financial Institutions, U S Chemical is a corporation existing under the laws of the State of Wisconsin and Johnson Polymer is a limited liability company existing under the laws of the State of Wisconsin.

2.    U S Chemical has the corporate power and corporate authority to execute, deliver and perform its obligations under the Indentures and the Guarantees. Johnson Polymer has the limited liability company power and limited liability company authority, and prior to the Conversion had the corporate power and corporate authority, to execute, deliver and perform its obligations under the Indentures and the Guarantees.

3.    The execution and delivery of each Indenture and Guarantee by each of the Wisconsin Guarantors has been duly authorized by all necessary corporate action on the part of each of the Wisconsin Guarantors (and in the case of Johnson Polymer after the Conversion, all necessary limited liability company action) and each Indenture and Guarantee has been duly executed by each of the Wisconsin Guarantors.

The opinions herein are limited to the laws of the State of Wisconsin and the federal law of the United States of America; provided, however, we express no opinion regarding any securities laws, rules or regulations of the State of Wisconsin or the United States of America. We express no opinion with respect to the laws of any other jurisdiction.

The opinions herein are limited to the date of this opinion letter and we assume no obligation or responsibility to update our opinions or provide you with any subsequent opinion or advice by reason of any change in any facts or law subsequent to the date of this opinion letter or for any other reason.

This opinion is rendered only to the above addressees and is solely for their benefit in connection with the Registration Statement on Form S-4 (the “Registration Statement”) relating to the issuance of the Exchange Dollar Notes and the Exchange Euro Notes. This opinion may

JohnsonDiversey, Inc.
Jones, Day, Reavis & Pogue
October 18, 2002

not be relied upon by any other person or for any other purpose without our prior written consent.

We hereby consent to the use of our name beneath the caption “Legal Matters” in the prospectus forming part of the Registration Statement and to the filing of a copy of this opinion as an exhibit thereto. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Act or within the category of persons whose consent is required by Section 7 of the Act.

Yours very truly,

REINHART BOERNER VAN DEUREN s.c.

BY    /S/    TIMOTHY P. REARDON
Timothy P. Reardon